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                                                                  Exhibit (a)(2)


FOR IMMEDIATE RELEASE
29 NOVEMBER 2002

                       PERKINELMER COMMENCES TENDER OFFER
                                     FOR ITS
              ZERO COUPON CONVERTIBLE DEBENTURES DUE AUGUST 7, 2020

BOSTON - PerkinElmer, Inc. (NYSE: PKI) today announced a cash tender offer for its outstanding Zero Coupon Convertible Debentures due August 7, 2020. The tender offer is being made in connection with PerkinElmer's recently announced plans to refinance its existing debt.

PerkinElmer is offering to purchase the debentures at a repurchase price equal to their accreted value to, but excluding, the date the debentures are paid for pursuant to the offer. Assuming the payment date is December 30, 2002, the repurchase price for each $1,000 principal amount of debentures at maturity would be $542.88, representing the original issue price of $499.60 plus accrued original issue discount of $43.28.

PerkinElmer's obligation to complete the tender offer is subject to a number of conditions, including PerkinElmer's receipt of funding under its recently announced refinancing plan. Completion of the tender offer is not a condition to completion of the refinancing transactions.

The offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on Friday, December 27, 2002, unless extended.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities and no recommendation is made as to whether or not holders of debentures should tender their debentures pursuant to the offer. The offer is made only by the Offer to Purchase, dated November 29, 2002.

Important Additional Information Will Be Available:

The terms and conditions of the tender offer appear in PerkinElmer's Offer to Purchase, dated November 29, 2002, and the related Letter of Transmittal. Copies of these and other related documents will be filed with the SEC later today as exhibits to Schedule TO and will be delivered to holders of the zero coupon convertible debentures. These documents contain important information about PerkinElmer, the zero coupon convertible debentures, PerkinElmer's offer to purchase the debentures and related matters. Investors and security holders are urged to read the Schedule TO, Offer to Purchase and Letter of Transmittal carefully when they become available. Investors and security holders can obtain free copies of the Schedule TO, Offer to Purchase and Letter of Transmittal and other documents filed with the SEC by PerkinElmer through the web site maintained by the SEC at www.sec.gov. Investors and security holders can obtain free copies of these documents directly from PerkinElmer by contacting PerkinElmer Investor Relations at (781) 431-4306. In addition, PerkinElmer has retained Merrill Lynch to act as Dealer Manager in connection with the offer. Questions about the offer may be directed to Merrill Lynch (telephone: (888) ML4-TNDR (toll-free), or (212) 449-6025) or to

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D.F. King & Co., Inc., the information agent for the offer, at (212) 269-5550
(collect telephone for banks and brokers) or (800) 659-6590 (for all others).

FACTORS AFFECTING FUTURE PERFORMANCE
Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by these forward-looking statements, including the possibility that our proposed new financing with Merrill Lynch is not consummated, including without limitation as a result of an inability to satisfy the conditions to Merrill Lynch's obligations set forth in the commitment agreement for such proposed new financing, risks related to our debt levels, a downturn in our customers' markets, our failure to introduce new products in a timely manner, risks related to our international operations, our inability to integrate acquired businesses into our existing business, competition and other factors which we describe under the caption "Forward-Looking Information and Factors Affecting Future Performance" in our most recently filed quarterly report on Form 10-Q. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

                                      # # #

PerkinElmer, Inc. is a global technology leader focused in the following businesses - Life and Analytical Sciences, Optoelectronics, and Fluid Sciences. Combining operational excellence and technology expertise with an intimate understanding of its customers' needs, PerkinElmer creates innovative solutions
- backed by unparalleled service and support - for customers in health sciences, semiconductor, aerospace, and other markets whose applications demand absolute precision and speed. The company markets in more than 125 countries, and is a component of the S&P 500 Index. Additional information is available through www.perkinelmer.com or 1-877-PKI-NYSE.

For further information:      Investor Contact:      Media Contact:
                              Diane Basile           Jim Monahan
                              PerkinElmer, Inc.      PerkinElmer, Inc.
                              (781) 431-4306         (781) 431-4111